Exhibit 10.38

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) dated as of February 22, 2008, and effective March 1, 2008 (the “Effective Date”) is made by and between Hawaiian Telcom Holdco, Inc. a Delaware corporation (together with any successor thereto, the “Company”), and Michael S. Ruley (the “Consultant”).

WHEREAS, the Company desires to engage the Consultant to provide services to the Company pursuant to this Agreement and the Consultant desires to provide such services to the Company pursuant to this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Company and the Consultant agree as follows:

1.             Services. The Company agrees to engage the Consultant, and the Consultant agrees to provide services to the Company, as requested by the Company from time to time, under the terms and conditions herein provided, including making himself reasonably available for consultation with the Company and the Company’s agents and employees regarding his prior work for the Company and its affiliates. During the Consulting Term (as defined below) the Consultant shall be a Special Advisor to the Chairman. The Consultant will not (a) perform any services for the Company except as explicitly and specifically authorized by the Company’s Chief Executive Officer (the “CEO”) and agreed to by the Consultant, (b) enter the premises of the Company or any of its subsidiaries or communicate with government agencies, labor unions, adverse parties in actual or potential litigation, suppliers, service providers, customers, or employees of the Company or any of its affiliates regarding any the business of the Company or any of its affiliates or the Consultant’s employment or directorship status without the express written authorization of the CEO or as otherwise required by law or in a proceeding to enforce this Agreement, and (c) incur any financial or legal obligation or liability on behalf of or binding upon the Company or any of its affiliates. The Consultant agrees that he will notify the Company of all pertinent facts if he is contacted by any government agency with reference to the business of the Company or any of its affiliates, or by any person contemplating or maintaining any claim or legal action against the Company or any of its affiliates, or by any agent or attorney of such person.

2.             Term. This Agreement shall be effective as of the Effective Date and shall continue through the six month anniversary of the Effective Date. The Consultant’s period of services under this Agreement is hereinafter referred to as the “Consulting Term.”

3.             Compensation. During the Consulting Term, the Company shall pay to the Consultant for his services hereunder a monthly consulting fee in the amount of $23,830, with the first monthly payment due 7 days after the Effective Date, and subsequent monthly payments due every 30 days thereafter until the end of the Consulting Term. During the Consulting Term, consistent with past practice, (a) the Company shall provide the Consultant with reasonable access to communications equipment and services (i.e. a blackberry and personal computer connected to the Company’s network), and (b) so long as she is employed by the Company, Carol Maunakea shall be reasonably available, consistent with her other duties to serve as the Consultant’s assistant. The Consultant shall be reimbursed in accordance with the Company’s applicable policies and procedures for any ordinary, necessary and reasonable business expenses which are approved in advance by the CEO. The Company shall not be obligated to provide the Consultant with any retirement, welfare, or other fringe benefits under this Agreement.

4.             Amendments. This Agreement may not be amended or changed except by the written agreement of the Company and the Consultant.

5.             Not an Employment Contract. This Agreement is not a contract of employment between the Consultant and the Company, and the Consultant and the Company hereby agree and acknowledge that this Agreement does not impose any obligation on the Company to offer employment to the Consultant at any time.

6.             Governing Law. This Agreement, and any dispute arising under or relating to any provision of this Agreement, shall be governed by and construed in accordance with the laws of the state of Delaware.

7.             Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute and be one and the same instrument.

8.             Relationship of the Parties. The Company and the Consultant agree that under this Agreement, the Consultant is an independent contractor who has contracted with the Company. The Company shall not withhold or in any way be responsible for the payment of any federal, state, or local income or occupational taxes, FICA taxes, FUTA, unemployment compensation, or workers’ compensation contributions, vacation pay, sick leave, retirement benefits, or any other fringe benefits or payments for or on behalf of the Consultant. All such payments, withholdings and benefits are the sole responsibility of the Consultant and the Consultant hereby indemnifies and holds the Company harmless from any and all loss, damage or liability arising with respect to such payments, withholdings and benefits.

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The parties hereto have executed this Agreement as of the date and year first above written.

HAWAIIAN TELCOM HOLDCO, INC.

By:	/s/ Alan M. Oshima

Its:	SVP, General Counsel & Secretary

CONSULTANT

/s/ Michael S. Ruley

Michael S. Ruley